INDEX TO FINANCIAL STATEMENTS AND SCHEDULE

GARTNER GROUP, INC.
 CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors' Report ...............................................F-2

Consolidated Balance Sheets as of September 30, 1998 and 1997 ..............F-3

Consolidated Statements of Operations
 for Fiscal Years Ended September 30, 1998 and 1997 ........................F-4

Consolidated Statements of Changes in Stockholders' Equity
 for Fiscal Years Ended September 30, 1998, 1997 and 1996 ..................F-5

Consolidated Statements of Cash Flows
 for Fiscal Years Ended September 30, 1998, 1997 and 1996 ..................F-6

Notes to the Consolidated Financial Statements .............................F-7

Independent Auditors' Report on Schedule ...................................F-21

Schedule II--Valuation and Qualifying Accounts,
 Fiscal Years Ended September 30, 1998, 1997 and 1996 ......................F-22

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Gartner Group, Inc.:

We have audited the accompanying consolidated balance sheets of Gartner Group, Inc. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gartner Group, Inc. and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1998, in conformity with generally accepted accounting principles.


                                                         KPMG Peat Marwick LLP


St. Petersburg, Florida
October 30, 1998, except as to note 18 which is as of November 12, 1998, and the eighth paragraph of note 3 (Interpose acquisition), which is as of December 10, 1998

                                                         GARTNER GROUP, INC.
                                                     CONSOLIDATED BALANCE SHEETS
                                                  (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                               SEPTEMBER 30,
                                                                                                          -----------------------
                                                                                                          1998               1997
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
 Cash and cash equivalents ...................................................................          $157,744           $142,415
 Marketable securities .......................................................................            60,940             28,639
 Fees receivable, net of allowances of $4,125 and $5,340 .....................................           239,243            205,760
 Deferred commissions ........................................................................            28,287             23,019
 Prepaid expenses and other current assets ...................................................            24,865             25,775
                                                                                                        --------           --------
   Total current assets ......................................................................           511,079            425,608

Long-term marketable securities ..............................................................            43,610             17,691
Property, equipment and leasehold improvements, net ..........................................            50,801             44,102
Intangible assets, net .......................................................................           155,786            132,195
Other assets .................................................................................            71,595             25,716
                                                                                                        --------           --------
   Total assets ..............................................................................          $832,871           $645,312
                                                                                                        ========           ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities ....................................................          $ 96,151           $ 85,411
 Commissions payable .........................................................................            20,422             16,979
 Accrued bonuses payable .....................................................................            10,249             15,722
 Deferred revenues ...........................................................................           288,013            254,071
                                                                                                        --------           --------
   Total current liabilities .................................................................           414,835            372,183
                                                                                                        --------           --------
Long-term deferred revenues ..................................................................             3,098              3,259
Commitments and contingencies

Stockholders' equity:
Preferred Stock:
   $.01 par value, authorized 2,500,000 shares; none issued or outstanding ...................              --                 --
Common stock:
   $.0005 par value, authorized 200,000,000 shares of Class A Common Stock and
   1,600,000 shares of Class B Common Stock; issued 113,719,037 shares of Class A
   Common (108,334,601 in 1997) and 0 shares of Class B Common Stock .........................                57                 54
Additional paid-in capital ...................................................................           262,776            179,017
Cumulative translation adjustment ............................................................            (2,155)            (1,098)
Accumulated earnings .........................................................................           193,485            105,138
Treasury stock, at cost, 12,540,576 and 11,624,805 shares ....................................           (39,225)           (13,241)
                                                                                                        --------           --------
  Total stockholders' equity .................................................................           414,938            269,870
                                                                                                        --------           --------
   Total liabilities and stockholders' equity ................................................          $832,871           $645,312
                                                                                                        ========           ========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                         GARTNER GROUP, INC.
                                                CONSOLIDATED STATEMENTS OF OPERATIONS
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)


FISCAL YEAR ENDED SEPTEMBER 30,                                                      1998                 1997               1996
-----------------------------------------------------------------------------------------------------------------------------------
Revenues:
 Advisory and measurement ............................................             $494,701             $396,219           $306,542
 Learning ............................................................               18,076               21,314             12,219
 Other, principally consulting and conferences .......................              129,180               93,706             75,911
                                                                                   --------             --------           --------
   Total revenues .... ...............................................              641,957              511,239            394,672

Costs and expenses:
 Cost of services and product development ............................              247,913              202,815            152,982
 Selling, general and administrative .................................              215,928              173,610            144,473
 Acquisition-related charges .........................................                4,494                 --               34,898
 Nonrecurring charges ................................................                2,819                 --                 --
 Depreciation ........................................................               17,909               11,758              9,064
 Amortization of intangibles .........................................                9,357                6,443              3,815
                                                                                   --------             --------           --------
   Total costs and expenses ..........................................              498,420              394,626            345,232
                                                                                   --------             --------           --------
Operating income .....................................................              143,537              116,613             49,440

Minority interest ....................................................                 --                   --                   25
Loss on sale of GartnerLearning ......................................               (1,973)                --                 --
Interest income, net .................................................                9,557                7,260              3,665
                                                                                   --------             --------           --------
Income before provision for income taxes .............................              151,121              123,873             53,130
Provision for income taxes ...........................................               62,774               50,743             36,692
                                                                                   --------             --------           --------
Net income ...........................................................             $ 88,347             $ 73,130           $ 16,438
                                                                                   ========             ========           ========
Net income per common share:
 Basic ...............................................................             $    .88             $    .77           $    .18
                                                                                   ========             ========           ========
 Diluted .............................................................             $    .84             $    .71           $    .17
                                                                                   ========             ========           ========
Weighted average shares outstanding:
 Basic ...............................................................              100,194               94,742             89,739
                                                                                   ========             ========           ========
 Diluted .............................................................              105,699              102,751             98,854
                                                                                   ========             ========           ========


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                        GARTNER GROUP, INC.
                    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                       ADDITIONAL
                                                              PREFERRED      COMMON      PAID-IN
                                                                STOCK        STOCK       CAPITAL
---------------------------------------------------------------------------------------------------
Balances at September 30, 1995 ............................      $ 0          $51       $ 73,278

Net income ................................................       --           --           --
Issuance of 3,036,403 shares of Class A Common
 Stock upon exercise of stock options .....................       --            1          5,752
Issuance of 199,648 shares of Class A Common
 Stock from purchases by employees ........................       --           --          2,407
Issuance from treasury stock of 117,470 shares
 of Class A Common Stock from purchases
 by employees .............................................       --           --          2,140
Tax benefits of stock transactions with employees .........       --           --         29,415
Net transfers to D&B by Dataquest .........................       --           --           --
Cumulative translation adjustment .........................       --           --           --
Acquisition of Dataquest, Inc. ............................       --           --        (15,000)
Acquisition of J3 Learning, Inc. ..........................       --           --         36,719
                                                                 ---          ---       --------
Balances at September 30, 1996 ............................       0            52        134,711

Net income ................................................       --           --           --
Issuance of 4,036,862 shares of Class A Common
 Stock upon exercise of stock options .....................       --            2         13,594
Issuance from treasury stock of 195,721 shares
 of Class A Common Stock from purchases
 by employees .............................................       --           --          5,883
Conversion of 1,600,000 shares of Class B
 Common Stock into Class A Common Stock ...................       --           --           --
Tax benefits of stock transactions with employees .........       --           --         36,833
Net share settlement of 449,932 shares of Class A
 Common Stock on forward purchase agreement ...............       --           --           --
Net cash settlement paid on forward purchase
 agreement ................................................       --           --        (12,004)
Cumulative translation adjustment .........................       --           --           --
                                                                 ---          ---       --------
Balances at September 30, 1997 ............................       0            54        179,017

Net Income ................................................       --           --           --
Issuance of 5,370,690 shares of Class A Common
 Stock upon exercise of stock options .....................       --            3         35,727
Issuance from treasury stock of 195,904 shares
 of Class A Common Stock from purchases
 by employees .............................................       --           --          5,885
Tax benefits of stock transactions with employees .........       --           --         47,273
Net share settlement of 365,949 shares of Class A
 Common Stock on forward purchase agreement ...............       --           --           --
Net cash settlement paid on forward purchase
 agreement ................................................       --           --        (12,045)
Acquisition of 655,800 shares of Class A Common
 Stock ....................................................       --           --           --
302,003 shares of Class A Common stock received
 in settlement of officer loans ...........................       --           --           --
Issuance of 225,927 shares of Class A Common
 Stock related to acquisitions ............................       --           --          6,919
Cumulative translation adjustment .........................       --           --           --
                                                                 ---          ---       --------
Balances at September 30, 1998 ............................      $ 0          $57       $262,776
                                                                 ===          ===       ========


                                                                       CUMULATIVE                                         TOTAL
                                                                       TRANSLATION     ACCUMULATED      TREASURY       STOCKHOLDER'S
                                                                       ADJUSTMENT        EARNINGS         STOCK           EQUITY
                                                                       -----------     -----------      --------       -------------
Balances at September 30, 1995 ....................................     $(2,500)        $ 17,257        $(13,835)        $ 74,251

Net income ........................................................        --             16,438            --             16,438
Issuance of 3,036,403 shares of Class A Common
 Stock upon exercise of stock options .............................        --               --              --              5,753
Issuance of 199,648 shares of Class A Common
 Stock from purchases by employees ................................        --               --              --              2,407
Issuance from treasury stock of 117,470 shares
 of Class A Common Stock from purchases
 by employees .....................................................        --               --               264            2,404
Tax benefits of stock transactions with employees .................        --               --              --             29,415
Net transfers to D&B by Dataquest .................................        --             (1,687)           --             (1,687)
Cumulative translation adjustment .................................        (465)            --              --               (465)
Acquisition of Dataquest, Inc. ....................................        --               --              --            (15,000)
Acquisition of J3 Learning, Inc. ..................................        --               --              --             36,719
                                                                        -------         --------        --------         --------
Balances at September 30, 1996 ....................................      (2,965)          32,008         (13,571)         150,235

Net income ........................................................        --             73,130            --             73,130
Issuance of 4,036,862 shares of Class A Common
 Stock upon exercise of stock options .............................        --               --              --             13,596
Issuance from treasury stock of 195,721 shares
 of Class A Common Stock from purchases
 by employees .....................................................        --               --               330            6,213
Conversion of 1,600,000 shares of Class B
 Common Stock into Class A Common Stock ...........................        --               --              --               --
Tax benefits of stock transactions with employees .................        --               --              --             36,833
Net share settlement of 449,932 shares of Class A
 Common Stock on forward purchase agreement .......................        --               --              --               --
Net cash settlement paid on forward purchase
 agreement ........................................................        --               --              --            (12,004)
Cumulative translation adjustment .................................       1,867             --              --              1,867
                                                                        -------         --------        --------         --------
Balances at September 30, 1997 ....................................      (1,098)         105,138         (13,241)         269,870

Net Income ........................................................        --             88,347            --             88,347
Issuance of 5,370,690 shares of Class A Common
 Stock upon exercise of stock options .............................        --               --              --             35,730
Issuance from treasury stock of 195,904 shares
 of Class A Common Stock from purchases
 by employees .....................................................        --               --               184            6,069
Tax benefits of stock transactions with employees .................        --               --              --             47,273
Net share settlement of 365,949 shares of Class A
 Common Stock on forward purchase agreement .......................        --               --              --               --
Net cash settlement paid on forward purchase
 agreement ........................................................        --               --              --            (12,045)
Acquisition of 655,800 shares of Class A Common
 Stock ............................................................        --               --           (16,187)         (16,187)
302,003 shares of Class A Common stock received
 in settlement of officer loans ...................................        --               --            (9,985)          (9,985)
Issuance of 225,927 shares of Class A Common
 Stock related to acquisitions ....................................        --               --                 4            6,923
Cumulative translation adjustment .................................      (1,057)            --              --             (1,057)
                                                                        -------         --------        --------         --------
Balances at September 30, 1998 ....................................     $(2,155)        $193,485        $(39,225)        $414,938
                                                                        =======         ========        ========         ========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                         GARTNER GROUP, INC.
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                           (IN THOUSANDS)


                                                                                                FISCAL YEAR ENDED SEPTEMBER 30,
                                                                                              -----------------------------------
                                                                                              1998            1997           1996
------------------------------------------------------------------------------------------------------------------------------------
Operating activities:
 Net income .........................................................................      $  88,347        $ 73,130       $ 16,438
Adjustments to reconcile net income to cash provided by operating activities:
 Depreciation and amortization of intangibles .......................................         27,266          18,201         12,879
 Acquisition-related charges ........................................................          4,494            --           34,898
 Provision for doubtful accounts ....................................................          4,051           3,421          3,295
 Equity in losses of minority owned company .........................................            512             202            (25)
 Deferred revenues ..................................................................         30,292          41,750         35,800
 Deferred tax expense (benefit) .....................................................            906           1,554         (1,394)
 Pre-acquisition tax benefit applied to reduce goodwill .............................           --               275            517
 Loss on sale of GartnerLearning ....................................................          1,973            --             --
Changes in assets and liabilities, net of effects of acquisitions:
 Increase in fees receivable ........................................................        (39,737)        (60,378)       (31,779)
 Increase in deferred commissions ...................................................         (5,132)         (4,262)        (1,154)
 Increase in prepaid expenses and other current assets ..............................        (10,645)         (7,915)        (1,995)
 (Increase) decrease in other assets ................................................         (5,100)         (2,707)           116
 Increase (decrease) in accounts payable and accrued liabilities ....................          2,311          23,058         (5,414)
 Increase in commissions payable ....................................................          3,566           1,785          2,160
 (Decrease) increase in accrued bonuses payable .....................................         (5,309)           (957)         1,347
                                                                                           ---------        --------       --------
Cash provided by operating activities ...............................................         97,795          87,157         65,689
                                                                                           ---------        --------       --------
Investing activities:
 Proceeds from sale of GartnerLearning ..............................................          5,000            --             --
 Payment for businesses acquired (excluding cash acquired) ..........................        (45,418)        (33,306)       (46,176)
 Investments in unconsolidated subsidiaries .........................................        (19,814)         (9,089)          (750)
 Addition of property, equipment and leasehold improvements .........................        (24,269)        (21,513)       (15,614)
 Marketable securities purchased, net ...............................................        (58,220)        (13,229)        (4,268)
 Loans to officers ..................................................................         (2,475)         (7,163)          --
                                                                                           ---------        --------       --------
Cash used for investing activities ..................................................       (145,196)        (84,300)       (66,808)
                                                                                           ---------        --------       --------
Financing activities:
 Principal payments on long-term debt and capital lease obligations .................           --              --           (6,725)
 Issuance of common stock and warrants ..............................................         35,730          13,596          5,753
 Proceeds from Employee Stock Purchase Plan offering ................................          5,885           5,883          4,547
 Tax benefits of stock transactions with employees ..................................         47,273          36,833         29,415
 Distributions of capital between Dataquest and former parent .......................           --              --           (1,687)
 Net cash settlement on forward purchase agreement ..................................        (12,045)        (12,004)          --
 (Purchase) sale of treasury stock ..................................................        (13,931)            330            264
                                                                                           ---------        --------       --------
Cash provided by financing activities ...............................................         62,912          44,638         31,567
                                                                                           ---------        --------       --------
Net increase in cash and cash equivalents ...........................................         15,511          47,495         30,448
Effect of exchange rates on cash and cash equivalents ...............................           (182)         (1,835)          (274)
Cash and cash equivalents, beginning of period ......................................        142,415          96,755         66,581
                                                                                           ---------        --------       --------
Cash and cash equivalents, end of period ............................................      $ 157,744        $142,415       $ 96,755
                                                                                           =========        ========       ========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
 Interest ...........................................................................           --              --         $    437
 Income taxes .......................................................................      $   7,721       $   6,597       $  8,463
Supplemental schedule of non-cash investing and financing activities:
 Stock received in settlement of officer loans and related interest .................      $   9,985            --             --
 Equity interest received in connection with sale of GartnerLearning ................      $  42,500            --             --
 Stock and options issued in connection with acquisitions ...........................      $   6,923            --         $ 36,719
 Treasury stock transactions settled subsequent to year end .........................      $   2,072            --             --


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               GARTNER GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Gartner Group, Inc. ("GGI" or the "Company") and its majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Minority interest represents the minority stockholder's proportionate share of the equity in businesses owned less than 100%. The results of operations for acquisitions of companies accounted for using the purchase method have been included in the Consolidated Statements of Operations beginning on the effective date of acquisition. The Company's investments in 20% to 50% owned companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for on the equity method. Investments of less than 20% are carried at cost.

REVENUE AND COMMISSION EXPENSE RECOGNITION. Revenue from advisory, measurement and learning ("AML") contracts is recognized as products and services are delivered, and as the Company's obligation to the client is completed over the contract, generally twelve months. The Company's policy is to record at the time of signing of an AML contract the fees receivable and related deferred revenues for the full amount of the contract billable on that date. All such contracts are non-cancelable and non-refundable, except for government contracts which have a 30-day cancellation clause. Government contracts have not produced material cancellations to date. All contracts are billable upon signing, absent special terms granted on a limited basis. The Company also records the related commission obligation upon the signing of the contract and amortizes the corresponding deferred commission expense over the contract period in which the related revenues are earned and amortized to income. Revenue from software licensing fees is recognized when the products have been delivered, collectibility is probable, and the related software license fees are fixed or determinable. Components of revenues attributable to future service are deferred and recognized as such services are performed. Other revenues consist principally of revenues recognized as earned from consulting services and conferences.

CASH EQUIVALENTS AND MARKETABLE SECURITIES. Marketable securities that mature within three months of purchase are considered cash equivalents. Investments with maturities of more than three months are classified as marketable securities. The Company's marketable securities consist of marketable debt securities which are classified as held-to-maturity and valued at amortized cost, which approximates market. It is management's intent to hold all investments to maturity.

INVENTORIES. Inventories, which have primarily consisted of finished goods related to the Company's training business, GartnerLearning, are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis. Inventories consist primarily of material costs, and are included in the balance sheet caption "Prepaid expenses and other current assets". Inventories were $0 and $2.1 million at September 30, 1998 and 1997, respectively.

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS. Property, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the asset or the remaining term of the related leases.

SOFTWARE DEVELOPMENT COSTS. Under Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," capitalization of computer software development costs is to begin upon the establishment of technological feasibility, limited to the net realizable value of the software product, and cease when the software product is available for general release to clients. Until these products reach technological feasibility, all costs related to development efforts are charged to expense. Amortization of capitalized computer software development costs begins when the products are available for general release to customers. Software development costs, subsequent to technological feasibility and prior to general release, have not been material and have been expensed.

INTANGIBLE ASSETS. Intangible assets include goodwill, non-compete agreements, tradenames and other intangibles. Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value of the tangible and identifiable intangible net assets acquired. Amortization is recorded using the straight-line method over periods ranging from seven to thirty years. These amounts have been and are subject to adjustment in accordance with the provisions of the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109") (see Note 9. Income Taxes). Non-compete agreements are being amortized on a straight-line basis over the period of the agreement ranging from three to five years. Tradenames and other intangibles are being amortized on a straight-line basis over their estimated useful lives ranging from four to thirty years. At the end of each quarter, the Company reviews events and

                               GARTNER GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


changes in circumstances to determine whether the recoverability of the carrying value of the intangible asset should be assessed. Should events or circumstances indicate that the carrying value may not be recoverable based on undiscounted future cash flows, an impairment loss measured by the difference between the discounted future cash flows (or another acceptable method for determining fair value) and the carrying value of the intangible would be recognized by the Company.

FOREIGN CURRENCY TRANSLATION. All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of stockholders' equity.

INCOME TAXES. Deferred tax assets and liabilities are recognized based on differences between the book and tax bases of assets and liabilities using presently enacted tax rates. The provision for income taxes is the sum of the amount of income tax paid or payable for the year as determined by applying the provisions of enacted tax laws to taxable income for that year and the net changes during the year in the Company's deferred tax assets and liabilities.

     Undistributed earnings of subsidiaries outside of the U.S. amounted to approximately $12.1 million and will either be indefinitely reinvested or remitted substantially free of tax. Accordingly, no material provision has been made for taxes that may be payable upon remittance of such earnings, nor is it practicable to determine the amount of this liability. The Company credits additional paid-in capital for realized tax benefits arising from stock transactions with employees. The tax benefit on a non-qualified stock option is equal to the tax effect of the difference between the market price of a share of the Company's common stock on the exercise and grant dates. To the extent the Company incurs employment taxes as a direct result of the exercise of such stock options, this cost is charged to additional paid-in capital.

COMPUTATIONS OF INCOME PER SHARE OF COMMON STOCK. In February 1997, Statement of Financial Accounting Standards No. 128 "Earning per Share" ("FAS 128") was issued. The Statement sets forth guidance on the presentation of earnings per share ("EPS") and requires dual presentation of basic and diluted earnings per share on the face of the income statement. Basic EPS is computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in earnings, including stock options and warrants. EPS amounts have been calculated and presented under the provisions of FAS 128.

     The following table sets forth the required disclosures of the reconciliation of the basic and diluted net earnings per share computations.



                                                                                                  FISCAL YEAR ENDED SEPTEMBER 30,
                                                                                             ---------------------------------------
                                                                                               1998            1997           1996
------------------------------------------------------------------------------------------------------------------------------------
Numerator:
 Net income .........................................................................        $ 88,347        $ 73,130        $16,438
                                                                                             ========        ========        =======
Denominator
 Denominator for basic earnings per share--weighted average number of
  common shares outstanding .........................................................         100,194          94,742         89,739

 Effect of dilutive securities:
  Weighted average number of common shares under warrant outstanding ................             298             274            310
  Weighted average number of option shares outstanding ..............................           5,207           7,735          8,805
                                                                                             --------        --------        -------
  Dilutive potential common shares ..................................................           5,505           8,009          9,115
                                                                                             --------        --------        -------
  Denominator for diluted earnings per share--adjusted weighted average
   number of common shares outstanding ..............................................         105,699         102,751         98,854
                                                                                             ========        ========        =======
Basic earnings per common share .....................................................        $   0.88        $   0.77        $  0.18
                                                                                             ========        ========        =======
Diluted earnings per common share ...................................................        $   0.84        $   0.71        $  0.17
                                                                                             ========        ========        =======

     For the fiscal year ended September 30, 1998, options to purchase 2.2 million shares of Class A Common Stock of the Company with exercise prices greater than the average fair market value of the Company's stock for the period of

                               GARTNER GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

$32.67 were not included in the calculation because the effect would have been antidilutive. All outstanding options for the fiscal years ended September 30, 1997 and 1996 were dilutive and were included in the calculation of diluted earnings per share.

RECENTLY ISSUED ACCOUNTING STANDARDS. In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130") and "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131") were issued. FAS 130 establishes standards for reporting and disclosure of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders which is currently not required. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is required to adopt both new disclosure standards in the first quarter of fiscal 1999.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires companies to capitalize certain costs of computer software developed or obtained for internal use and amortize such costs over the software's estimated useful life. The Company is required to adopt SOP 98-1 in fiscal 2000. The Company is currently evaluating the effect of adoption of SOP 98-1 on the Company's financial position and results of operations.

     In June 1998, Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities " ("FAS 133") was issued. FAS 133 establishes a new model for accounting for derivatives and hedging activities. The Statement requires all derivatives be recognized in the statement of financial position as either assets or liabilities and measured at fair value. The Company is required to adopt FAS 133 in fiscal 2000. The Company is currently evaluating the effect of adoption of FAS 133 on the Company's financial position and results of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS. Most of Company's financial instruments, including cash, marketable securities, trade receivables and payables, and accruals are short-term in nature. Accordingly, the carrying amount of these financial instruments approximates its fair value (see Note 11 regarding forward purchase agreements).

CONCENTRATIONS OF CREDIT RISK. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, marketable securities and fees receivable. The Company invests its cash primarily in a diversified portfolio of highly-rated municipal and government bonds. Concentrations of credit risk with respect to fees receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across many different industries and geographic regions.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures, if any, of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Estimates are used when accounting for such items as allowance for doubtful accounts, depreciation, amortization, income taxes and certain accrued liabilities.


2--RELATED PARTIES

The Dun and Bradstreet Corporation ("D&B"), an investor in Information Partners Capital Fund, L.P. ("the Fund"), provided a portion of the financing in connection with the acquisition of the Company in October 1990. In April 1993, D&B acquired a majority of the outstanding voting securities of the Company in transactions among the Company, D&B and persons and entities associated with the Fund. On November 1, 1996, D&B transferred ownership of its Class A and Class B Common Stock of the Company to Cognizant Corporation ("Cognizant"), a spin-off of D&B and an independent public company. At the date of transfer, these shares represented 51% of the Company's outstanding common stock. During fiscal 1997, Cognizant's ownership of the Company's outstanding common stock fell below 50%. On June 30, 1998, Cognizant transferred its ownership in the Company to IMS Health Incorporated, ("IMS Health"), a spin-off of Cognizant and an independent public company. (See Note 18--Subsequent Event.)

                              GARTNER GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


     On June 4, 1997, with the Board of Directors approval, the Company provided loans totaling $7.2 million to certain officers to facilitate the purchase of common stock arising out of the exercise of stock options. The loans proceeds were not used to fund the option exercise price of the common stock acquired. The loans were full recourse obligations to the officers and were secured by shares of the Company's stock. The loans bore interest at an annual rate of 6.1%. The principal amount of the loans totaling $7.2 million are included in other assets on the September 30, 1997 Consolidated Balance Sheets. On December 18, 1997, with the Board of Directors approval, the Company provided additional loans for the same purpose to certain officers totaling $2.5 million. The loans bore interest at an annual rate of 5.6%. On July 23, 1998, with Board of Directors' approval, the Company received 302,003 shares of Class A Common Stock in settlement of the loan balance and accrued interest due.


3--ACQUISITIONS

On December 1, 1995, the Company acquired all the outstanding shares of Dataquest, a wholly-owned subsidiary of D&B, for consideration of $15.0 million in cash, 3,000,000 shares of Class A Common Stock with an approximate fair market value of $60.0 million, and a five year warrant to purchase 600,000 shares of Class A Common Stock at $16.42 per share. Dataquest is a provider of information technology ("IT") market research and consulting for the IT vendor manufacturer and financial communities which complements the GGI end user focus. The Company has accounted for the acquisition as a transfer and exchange between companies under common control and the 3,000,000 shares have been assumed to be outstanding for all periods presented. Accordingly, the accounts of Dataquest have been combined with the Company's at historical cost in a manner similar to a pooling of interests. Transaction costs of $1.7 million relating to the acquisition have been included in acquisition-related charges in the Consolidated Statement of Operations for fiscal 1996.

     Combined and separate results of the Company and Dataquest during the periods preceding the merger were as follows (in thousands):

-----------------------------------------------------------------------------------------
THREE MONTHS ENDED DECEMBER 31, 1995 (UNAUDITED)         GGI       DATAQUEST     COMBINED
-----------------------------------------------------------------------------------------
Total revenues ...................................    $76,005       $20,469      $96,474
Net income .......................................    $10,570       $   923      $11,493

There were no intercompany transactions between the two companies for the period.

     On July 31, 1996, the Company acquired all of the outstanding shares of J3 Learning Corporation ("J3") for consideration of approximately $8.0 million in cash, 1,065,290 shares of Class A Common Stock which had an approximate fair market value of $35.4 million and options to purchase Class A Common Stock which had a value of $1.3 million. J3 publishes, markets and distributes software educational materials for corporate and individual training (collectively known as "technology based training"). The acquisition was accounted for by the purchase method, and the purchase price has been allocated to the assets acquired and liabilities assumed, based upon the estimated fair values at the date of acquisition. The excess purchase price over the fair value of amounts assigned to the net tangible assets acquired was $51.1 million. Of such amount, $32.2 million was expensed at acquisition as purchased in-process research and development costs and is included in acquisition-related charges in the Consolidated Statement of Operations for fiscal 1996, and substantially all of the remaining excess purchase price was allocated to goodwill and tradename.

     The following unaudited pro forma summary presents the consolidated results of operations of the Company for the fiscal year ended September 30, 1996 as if the acquisition of J3 had occurred at the beginning of the year and does not purport to be indicative of what would have occurred had the acquisition been made as of that date (in thousands, except per share data):

     Total revenue ................................     $401,329
     Net income ...................................     $ 11,749
       Net income per diluted common share ........     $   0.12

                               GARTNER GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


     On September 1, 1998, the Company sold its technology based training business (see Note 4--Sale of GartnerLearning).

     On August 1, 1997, the Company acquired all of the outstanding shares of Datapro Information Services ("Datapro"), a unit of McGraw-Hill Companies for consideration of approximately $25.0 million in cash. Datapro is a provider of information on product specifications and pricing, product comparisons, technology reports, market overviews, case studies and user ratings surveys. Datapro's services and products provide feature and side-by-side comparisons of computer hardware, software and communications products. The acquisition was accounted for by the purchase method, and the purchase price has been allocated to the assets acquired and the liabilities assumed, based upon the estimated fair values at the date of acquisition. The excess purchase price over the fair value of amounts assigned to the net tangible assets acquired was $33.5 million and has been recorded as goodwill which is being amortized over 30 years. In addition, $2.5 million of the purchase price was allocated to a non-compete agreement which is being amortized over 4 years. If the acquisition of Datapro had occurred at the beginning of fiscal year 1996, consolidated total revenues on a pro forma basis would have been $536.6 million and $431.4 million for fiscal years 1997 and 1996, respectively. This revenue does not purport to be indicative of what would have occurred had the acquisition been made as of that date or of total revenues which may occur in the future. The pro forma effect on the Company's net income and net income per common share for fiscal 1997 and 1996 is not material.

     On October 22, 1997, the Company acquired a 32% membership interest in Jupiter Communications, LLC ("Jupiter") for $8.0 million in cash. On September 16, 1998, the Company increased its membership interest in Jupiter to 37% for an additional $1.3 million in cash. Jupiter is a provider of analyst-based research and strategic planning services to the consumer and Internet and interactive industries. This investment is accounted for under the equity method of accounting. The excess of the cost of the investment over the underlying proportionate share of net assets (goodwill) in Jupiter totaling $9.3 million is being amortized over 30 years and is included in other assets in the Consolidated Balance Sheets.

     On January 30, 1998, the Company acquired all the assets and assumed the liabilities of Interpose, Inc. ("Interpose"), for $7.5 million in cash and 13,746 shares of Class A Common Stock of the Company which had an approximate fair market value of $0.5 million. Interpose is a provider of total cost of ownership (TCO) measurement and analysis tools and training. The acquisition was accounted for by the purchase method, and the purchase price has been allocated to the assets acquired and liabilities assumed, based upon estimated fair values at the date of acquisition. The excess purchase price over the fair value of amounts assigned to the net tangible assets acquired was $7.5 million. Of such amount, $6.3 million was expensed during the second quarter of 1998 as purchased in-process research and development costs and is presented as the acquisition-related charge in the Consolidated Statements of Operations. On December 10, 1998, the Company revised the amount of expensed purchased in-process research and development costs from $6.3 million to $4.5 million. The change was in response to recently developed guidance from the Securities and Exchange Commission. Of the remaining excess purchase price, $2.3 million was allocated to goodwill which is being amortized over 12 years and $0.9 million was allocated to a non-compete agreement which is being amortized over 5 years.

     On May 18, 1998, the Company acquired all the assets and assumed the liabilities of The Research Board, Inc., for $6.4 million in cash and 183,945 shares of Class A Common Stock of the Company which had an approximate fair market value of $5.7 million. The Research Board compiles and provides information technology ("IT") research on suppliers and new technologies, validated management practices and IT best practices to its membership, which consist principally of senior IT executives. The acquisition was accounted for by the purchase method, and the purchase price has been allocated to the assets acquired and the liabilities assumed, based upon estimated fair values at the date of acquisition. The excess purchase price over the fair value of amounts assigned to the net tangible assets acquired was $13.5 million, of which $12.9 million has been recorded as goodwill, which is being amortized over 30 years. In addition, $0.6 million of the purchase price was allocated to a non-compete agreement which is being amortized over 5 years.

     On September 4, 1998, the Company acquired all of the outstanding shares of Vision Events International, Inc., for $20.5 million in cash. Vision Events International, Inc. produces premiere channel events that serve to bring information technology vendors, value-added resellers, and system integrators together with vendors and distributors selling through these channels. The acquisition was accounted for by the purchase method, and the purchase price has been allocated to the assets acquired and the liabilities assumed, based upon estimated fair values at the date of acquisition. The excess purchase price over the fair value of amounts assigned to the net tangible assets acquired was $24.0 million of which $23.6 million has been recorded as goodwill which is being amortized over 30 years. In addition, $0.4 million of the purchase price was allocated to a non-compete agreement which is being amortized over 3 years.

     During fiscal 1998, the Company completed additional acquisitions for consideration of $12.8 million in cash and 28,236 shares of Class A Common Stock of the Company which had an approximate fair market value of $0.7 million.

                               GARTNER GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


During fiscal 1997, the Company completed additional acquisitions for $8.1 million in cash. These acquisitions have been accounted for under the purchase method and substantially all of the purchase price has been assigned to goodwill.

     The pro forma results of operations for fiscal years 1998 and 1997, assuming the fiscal 1998 acquisitions were made at the beginning of each year would not differ significantly from the historical results.

     On October 7, 1998, the Company acquired all the assets and assumed the liabilities of Griggs-Anderson, Inc., for $10.9 million in cash and 306,475 shares of Class A Common Stock of the Company which had an approximate fair market value of $7.3 million. Griggs-Anderson, Inc. provides custom market research to vendors in the technology marketplace, research and surveys for the evaluation of Web sites for effectiveness of content, technical performance, ease of navigation, impact of graphics, and demographic profiles of users. The acquisition was accounted for by the purchase method.


4--SALE OF GARTNERLEARNING

On September 1, 1998, the Company sold GartnerLearning, a division of the Company that provides technology based training and services for information technology professionals to Netg Inc. ("Netg"), a subsidiary of Harcourt Brace & Company, for $5.0 million in cash and an 8% equity interest in Netg. In addition, the Company received a put option which allows the Company to sell its 8% equity interest to an affiliate of Harcourt Brace & Company for $48.0 million in cash. This put option may be exercised for two years beginning on September 1, 2002, if certain conditions are met. The Company's 8% interest in Netg has an independently appraised fair value of $42.5 million and is included in other assets in the Consolidated Balance Sheets. Including transaction costs related to the sale of $3.8 million, the pre-tax loss on sale of GartnerLearning was approximately $2.0 million (also see Note 10--Income Taxes for the impact of the sale on the income tax provision).


5--NONRECURRING CHARGES

During fiscal 1998, the Company recorded nonrecurring charges, primarily consisting of relocation and severance costs, totaling approximately $2.8 million related to the Company's relocation of certain accounting and order processing operations from Stamford, Connecticut to a new financial services center in Ft. Myers, Florida. These expenses are recorded as nonrecurring charges in the Consolidated Statements of Operations.


6--PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements, carried at cost, less accumulated depreciation and amortization consist of the following (in thousands):

                                                                                            SEPTEMBER 30,
                                                                         USEFUL          ------------------
                                                                      LIFE (YEARS)       1998          1997
-------------------------------------------------------------------------------------------------------------
Furniture and equipment .............................................     3-8          $ 27,278     $ 25,568
Computer equipment ..................................................     2-3            60,809       56,979
Leasehold improvements ..............................................     2-15           21,916       19,257
                                                                                       --------     --------
                                                                                        110,003      101,804
Less--accumulated depreciation and amortization .....................                   (59,202)     (57,702)
                                                                                       --------     --------
                                                                                       $ 50,801     $ 44,102
                                                                                       ========     ========


7--INTANGIBLE ASSETS, NET

Intangible assets, net, carried at cost, less accumulated amortization consist of the following (in thousands):


                                                         SEPTEMBER 30,
                                   AMORTIZATION     ---------------------
                                  PERIOD (YEARS)    1998             1997
----------------------------------------------------------------------------

Goodwill ......................       7-30        $168,936         $138,537
Non-compete agreements ........        3-5           5,489            3,462
Tradenames ....................         12             778            6,978
Title library .................          4            --              1,900
                                                  --------         --------
                                                   175,203          150,877
Less--accumulated amortization                     (19,417)         (18,682)
                                                  --------         --------
                                                  $155,786         $132,195
                                                  ========         ========

                               GARTNER GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


8--COMMITMENTS AND CONTINGENCIES

The Company leases various facilities, furniture and computer equipment under lease arrangements expiring between fiscal 1999 and 2022.

     Future minimum annual payments under operating lease agreements as of September 30, 1998 are as follows (in thousands):


                       FISCAL YEAR
          --------------------------------------------------
          1999 .................................    $ 16,259
          2000 .................................      13,973
          2001 .................................      11,140
          2002 .................................       8,546
          2003 .................................       7,225
          Thereafter ...........................      52,840
                                                    --------
          Total minimum lease payments .........    $109,983
                                                    ========

     Rental expense for operating leases, net of sublease income, was $21.3 $16.8, and $11.0 million for the fiscal years ended September 30, 1998, 1997 and 1996, respectively. The Company has commitments with two facilities management companies for printing, copying, mail room and other related services. The minimum annual obligations under these service agreements are $4.8 million for fiscal 1998, 1999, and 2000, $4.2 million for fiscal 2001 and 2002, and $1.1 million for fiscal year 2003.

     The Company is involved in legal proceedings and litigation arising in the ordinary course of business. The Company believes the outcome of all current proceedings, claims and litigation will not have a material effect on the Company's financial position or results of operations when resolved in a future period.


9--LONG-TERM OBLIGATIONS

The Company has available two unsecured credit lines with The Bank of New York and Chase Manhattan Bank for $5.0 million and $25.0 million, respectively. Borrowings under The Bank of New York line accrue interest charges at LIBOR plus 2%. Alternatively, the rate shall be the higher of the prime commercial lending rate of the bank or the Federal Funds Rate plus 1/2 of 1% in the event LIBOR is unavailable. The Chase Manhattan Bank line carries an interest rate equal to either the prime rate of Chase Manhattan Bank, LIBOR plus .25% for periods of 30, 60 or 90 days as the Company may choose, or a "fixed option" rate. There are no commitment fees associated with these lines. These lines may be canceled by the banks at any time without prior notice or penalty. No borrowings were outstanding under either line at September 30, 1998 and 1997.

     Letters of credit are issued by the Company in the ordinary course of business. The Company had outstanding letters of credit with Chase Manhattan Bank of $4.1 million and $2.0 million with The Bank of New York as of September 30, 1998.


10--INCOME TAXES

Following is a summary of the components of income before provision for income taxes (in thousands):


                              FISCAL YEAR ENDED SEPTEMBER 30,
                            ----------------------------------
                              1998         1997         1996
--------------------------------------------------------------

U.S. .................      $113,589     $ 93,758      $40,650
Non-U.S. .............        37,532       30,115       12,480
                            --------     --------      -------
Consolidated .........      $151,121     $123,873      $53,130
                            ========     ========      =======

                              GARTNER GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   The provision for income on the above income consists of the following components (in thousands):

                                                                      FISCAL YEAR ENDED SEPTEMBER 30,
                                                                   -------------------------------------
                                                                        1998         1997          1996
--------------------------------------------------------------------------------------------------------
Current tax expense:
 U.S. federal ..................................................     $ 2,081      $   797       $ 1,775
 State and local ...............................................       2,257        1,872         2,178
 Foreign .......................................................       8,927        8,208         3,164
                                                                     -------      -------       -------
Total current ..................................................      13,265       10,877         7,117
Deferred tax expense (benefit): ................................
 U.S. federal ..................................................         921          434            58
 State and local ...............................................         552          912        (1,347)
 Foreign .......................................................        (567)         208          (105)
                                                                     -------      -------       -------
Total deferred .................................................         906        1,554        (1,394)
                                                                     -------      -------       -------
Total current and deferred .....................................      14,171       12,431         5,723
Benefit of stock transactions with employees allocated
 to additional paid-in capital .................................      48,603       38,037        30,452
Benefit of purchased tax benefits credited to goodwill .........          --          275           517
                                                                     -------      -------       -------
Total provision for income taxes ...............................     $62,774      $50,743       $36,692
                                                                     =======      =======       =======

     Current and long-term deferred tax assets and liabilities are comprised of the following (in thousands):

                                                         SEPTEMBER 30,
                                                  ----------------------
                                                      1998          1997
------------------------------------------------------------------------
Depreciation ...............................       $   666       $   895
Expense accruals for book purposes .........         4,285         6,992
Loss and credit carryforwards ..............        11,456         9,380
Intangible assets ..........................         1,814            --
Other ......................................         1,104         1,706
                                                   -------       -------
Gross deferred tax asset ...................        19,325        18,973
Intangible assets ..........................        (2,299)       (3,383)
Equity interest ............................        (2,477)           --
Other ......................................           (89)         (858)
                                                   -------       -------
Gross deferred tax liability ...............        (4,865)       (4,241)
Valuation allowance ........................        (6,444)       (4,962)
                                                   -------       -------
Net deferred tax asset .....................       $ 8,016       $ 9,770
                                                   =======       =======

     Current and long-term net deferred tax assets are $1.8 million and $6.2 million as of September 30, 1998 and $5.1 million and $4.7 million as of September 30, 1997, respectively, and are included in Prepaid expenses and other current assets and other assets, respectively, in the Consolidated Balance Sheets.

     The valuation allowance relates to domestic and foreign tax loss carryforwards that more likely than not will expire unutilized. The net increase in the valuation allowance of approximately $1.5 million in the current year results primarily from the increase in state tax carryforwards of approximately $2.0 million and the net utilization of foreign tax loss carryforwards of approximately $0.5 million. The net decrease in the valuation allowance of approximately $1.6 million in fiscal 1997 was due primarily from the utilization of foreign tax loss carryforwards. The tax benefit from such tax loss carryforwards was $1.2, $1.7, and $1.0 million for fiscal years 1998, 1997, and 1996, respectively. Approximately $3.4 million of the valuation allowance would reduce paid-in-capital upon subsequent recognition of any related tax benefits.

                              GARTNER GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

The differences between the U.S. federal statutory income tax rate and the Company's effective rate are:

                                                                                                      SEPTEMBER 30,
                                                                                           ------------------------------------
                                                                                                 1998         1997         1996
-------------------------------------------------------------------------------------------------------------------------------
Statutory tax rate .....................................................................         35.0%        35.0%        35.0%
State income taxes, net of federal benefit .............................................          4.3          4.5          5.3
Foreign income taxed at a different rate ...............................................          0.7          0.6          1.5
Non-deductible goodwill and direct acquisition costs ...................................          3.5          0.9          0.9
Non-taxable interest income ............................................................         (1.3)        (0.9)        (1.3)
Exempt foreign trading gross receipts ..................................................         (1.4)        (1.0)          --
Other items ............................................................................          0.7          1.9          1.6
                                                                                                 ----         ----         ----
Effective rate without write-off of purchased in-process research and development costs          41.5         41.0         43.0
Non-deductible write-off of purchased in-process research and development costs ........           --           --         26.1
                                                                                                 ----         ----         ----
Effective tax rate .....................................................................         41.5%        41.0%        69.1%
                                                                                                 ====         ====         ====

     The sale of GartnerLearning resulted in an additional tax provision of $4.2 million primarily due to the reversal of non-deductible goodwill. The effective tax rate, less the impact of the sale of GartnerLearning, was 39%.

     As of September 30, 1998, the Company had U.S. federal tax loss carryforwards of $10.0 million which will expire in ten to twelve years and state and local tax loss carryforwards of $57.6 million, the majority of which will expire in three to five years. The U.S. federal tax loss carryforwards are subject to limitations on their use under the Internal Revenue Code. In addition, the Company has foreign tax loss carryforwards of $4.6 million, of which $0.5 million will expire within three to five years, and $4.1 million can be carried forward indefinitely.

11--CAPITAL STOCK AND STOCK REPURCHASE PROGRAM

The Company effected a two-for-one stock split of its Class A and Class B Common Stock by means of a stock dividend in March 1996, June 1995 and August 1994. All earnings per share and share data presented herein have been restated retroactively to reflect such splits. As of September 30, 1997, the Company had recorded the conversion of all Class B Common Stock into Class A Common Stock on a one for one basis, pursuant to a provision of the Articles of Incorporation which requires conversion when the Class B Common Stockholder's voting equity falls below a certain ownership percentage after considering all exercisable options and warrants outstanding. Class A Common Stock stockholders are entitled to one vote per share on all matters to be voted by stockholders, other than the election of directors. Prior to the conversion of the Class B Common Stock, Class B Common stockholders had certain preferential voting rights with respect to the election of members of the Board of Directors.

     Beginning in fiscal 1997, the Company has entered into a series of forward purchase agreements on its Class A Common Stock. These agreements are settled quarterly at the Company's option on a net basis in either shares of its own Class A Common Stock or cash. To the extent that the market price of the Company's Class A Common Stock on a settlement date is higher (lower) than the forward purchase price, the net differential is received (paid) by the Company. During fiscal 1997, two settlements resulted in the Company receiving 449,932 shares of Class A Common Stock (recorded in Treasury stock at no cost) and paying approximately $12.0 million in cash (recorded as a reduction of additional paid-in capital). During fiscal 1998, four settlements resulted in the Company receiving 365,949 shares of Class A Common Stock and paying approximately $12.0 million in cash. As of September 30, 1998, a forward purchase agreement in place covered approximately $27.2 million or 984,119 shares of Class A Common Stock having forward purchase prices established at $27.63 per share. If the market priced portion of this agreement was settled based on the September 30, 1998 market price of Class A Common Stock ($21.94 per share), the Company would settle under the terms of the forward purchase agreement with a payment of either $5.6 million in cash or 255,142 shares of Class A Common Stock.

     On August 24, 1998, the Company's Board of Directors approved the repurchase of up to 2,500,000 shares of Class A Common Stock. The stock repurchase program is intended to offset the dilutive effect of the Company's stock-based employee compensation plans. As of September 30, 1998, the Company has repurchased 655,800 shares of Class A Common Stock at a cost of approximately $16.2 million.

                              GARTNER GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


12--EMPLOYEE STOCK PURCHASE PLANS

In January 1993, the Company adopted an employee stock purchase plan (the "1993 Employee Stock Purchase Plan"), and reserved an aggregate of 4,000,000 shares of Class A Common Stock for issuance under this plan. The plan permits eligible employees to purchase Class A Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation (or $21,250 in any calendar year), at a price equal to 85% of Class A Common Stock price as reported by NYSE at the beginning or end of each offering period, whichever is lower. During fiscal year 1998, 195,904 shares were issued from treasury stock at an average purchase price of $30.98 per share in conjunction with this plan. At September 30, 1998, 2,078,933 shares were available for offering under the plan.


13--STOCK OPTIONS AND WARRANTS

Under the terms of the 1991 Stock Option Plan, (the "Option Plan"), the Board of Directors may grant non-qualified and incentive options, entitling employees to purchase shares of the Company's common stock at the fair market value on the date of grant. The Board can determine the date on which options vest and become exercisable. A total of 32,800,000 and 22,800,000 shares of Class A Common Stock were reserved for issuance under the Option Plan as of September 30, 1998 and 1997, respectively. In April 1998, the Board of Directors adopted an amendment, subject to final shareholder approval, to the Option Plan to increase the number of shares reserved for issuance thereunder by 10,000,000 shares. At September 30, 1998 and 1997, 9,001,508 and 2,955,416 options were available for grant, respectively.

     In January 1993, the Company adopted a stock option plan for directors (the "1993 Director Option Plan") and reserved an aggregate of 1,200,000 shares of Class A Common Stock for issuance under this plan. The plan provided for the automatic grant of 120,000 options to purchase shares of Class A Common Stock to each non-employee director upon first becoming a director on or after February 1, 1993, and the automatic grant of an option to purchase an additional 24,000 options to purchase shares of Class A Common Stock annually based on continuous service as a director. In January 1996, the plan was amended to provide for the automatic grant of 15,000 options to purchase shares of Class A Common Stock to each non-employee director upon first becoming a director and the automatic grant of an option to purchase an additional 3,000 options to purchase shares of Class A Common Stock annually based on continuous service as a director. The exercise price of each option granted under the plan is equal to the fair value of the Class A Common Stock at the date of grant. Options granted are subject to cumulative yearly vesting over a three year period after the date of grant and the number of shares to be granted under the amended terms will not be adjusted for any future stock splits. At September 30, 1998 and 1997, 603,000 and 621,000 options were available for grant, respectively.

     In October 1994, the Board of Directors and stockholders of the Company approved the adoption of a Long-Term Stock Option Plan ("the 1994 Long-Term Plan") and the reservation of an aggregate of 6,560,000 shares of Class A Common Stock for issuance thereunder. The purpose of the plan is to provide to senior personnel long-term equity participation in the Company as an incentive to promote the long-term success of the Company. The exercise price of each option granted under the plan is equal to the fair value of the Class A Common Stock at the date of grant. All options granted under the plan vest and become fully exercisable five years following the date of grant, based on continued employment, and have a term of ten years from the date of grant assuming continued employment. Vesting and exercisability accelerates upon achievement of certain financial performance targets determined by the Board of Directors. If all financial performance targets are met timely in accordance with parameters as set by the Board in its sole discretion, 25% of the shares granted become exercisable on the first anniversary date following the date of grant and, if subsequent financial performance targets are met for both the first and second fiscal years following the date of grant, a second 25% become exercisable three years following the date of grant. If financial performance targets are met consecutively for all three fiscal years following the date of grant, a third 25% become exercisable on the fourth anniversary date following the date of grant and the final 25% become exercisable on the fifth anniversary following the date of grant. Failure to achieve the specified target or targets for any one fiscal year or consecutive fiscal years can be remedied by achievement of the cumulative target in a succeeding fiscal year or years. Based on fiscal 1996, 1997 and 1998 performance, 1,048,280 shares were exercisable on September 30, 1998. An additional 1,475,000 options became exercisable on October 10, 1998. At September 30, 1998 and 1997, 287,500 and 810,000 shares were available for grant, respectively.

     In October 1996, the Company adopted the 1996 Long Term Stock Option Plan ("the 1996 long-term Plan"). Under the terms of the plan, the Board of Directors may grant non-qualified and incentive options, entitling employees to purchase shares of the Company's common stock at the fair market value at the date of option grant. A total of 1,800,000 shares of Class A Common Stock was reserved for issuance under this plan. All options granted under the plan vest and become fully exercisable six years following the date of grant, based on continued employment, and have a term of ten years from the date of grant assuming continued employment. Vesting and exercisability accelerates upon achieve-

                              GARTNER GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

ment of certain financial performance targets determined by the Board of Directors. If all financial performance targets are met timely in accordance with parameters as set by the Board in its sole discretion, 25% of the shares granted become exercisable on the third anniversary date following the date of grant and, if subsequent financial performance targets are met for both the first and second years following the date of grant, a second 25% become exercisable four years following the date of grant. If financial performance targets are met consecutively for all three years following the date of grant, a third 25% become exercisable on the fifth anniversary date following the date of grant and the final 25% become exercisable on the sixth anniversary following the date of grant. Based on fiscal 1997 and 1998 performance, 815,250 options will be exercisable on February 24, 2000. At September 30, 1998 and 1997, 169,500 and 25,000 options to purchase common stock were available for grant.

     On April 4, 1997, the Company repriced certain stock options granted from October 1995 through January 1997 under the 1991 Option Plan and the 1994 Long-Term Plan. In total, options to purchase 1,647,000 shares of common stock were repriced at an exercise price of $23.875 per share. The original vesting schedules and expiration dates associated with these stock options were also amended to coincide with the stock option repricing date. These amounts have been included as granted and canceled options during fiscal 1997 in the summary activity table shown below.

     A summary of stock option activity under the plans and agreement through September 30, 1998 follows:

                                                                 WEIGHTED
                                                                  AVERAGE
                                               SHARES UNDER      EXERCISE
                                                  OPTION           PRICE
-------------------------------------------------------------------------
Outstanding at September 30, 1995 .........     19,126,154        $ 4.439
 Granted ..................................      3,665,506        $21.943
 Exercised ................................     (3,036,403)       $ 1.994
 Canceled .................................       (968,660)       $ 9.809
                                                ----------        -------
Outstanding at September 30, 1996 .........     18,786,597        $ 6.922
 Granted ..................................      5,694,814        $23.023
 Exercised ................................     (4,036,862)       $ 3.385
 Canceled .................................     (2,623,199)       $26.416
                                                ----------        -------
Outstanding at September 30, 1997 .........     17,821,350        $11.462
 Granted ..................................      5,060,949        $33.329
 Exercised ................................     (5,370,690)       $ 6.716
 Canceled .................................     (1,380,577)       $20.539
                                                ----------        -------
Outstanding at September 30, 1998 .........     16,131,032        $19.086
                                                ==========        =======

     Options for the purchase of 4,317,310 and 3,492,390 shares were exercisable at September 30, 1998 and 1997, respectively.

     The following table summarizes information about stock options outstanding at September 30, 1998:

                                                                                        WEIGHTED
                                                                                        AVERAGE
                                                                      WEIGHTED         REMAINING
     RANGE OF                                                          AVERAGE        CONTRACTUAL
 EXERCISE PRICES     NUMBER OUTSTANDING     NUMBER EXERCISABLE     EXERCISE PRICE     LIFE (YEARS)
--------------------------------------------------------------------------------------------------
$ 0.63 -  0.94              401,673                401,673             $ 0.82        1.0
$ 1.13 -  4.83            1,144,180                625,140             $ 3.07        2.1
$ 5.84 -  9.50            4,500,270              1,563,750             $ 7.20        5.9
$10.28 - 13.88              361,798                361,798             $12.07        5.5
$16.63 - 21.09            3,957,508                950,173             $20.02        8.0
$25.15 - 38.44            5,765,603                414,776             $32.49        9.2
                         ----------              ---------
                         16,131,032              4,317,310
                         ==========              =========

                              GARTNER GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     A warrant expiring December 1, 2000 to purchase 600,000 shares of Class A Common Stock at $16.42 per share is held by IMS Health. The warrant was issued in connection with the acquisition of Dataquest.

     The Company has chosen to continue applying APB No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the fixed stock option plans. Pursuant to the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", (FAS 123), the following are the pro forma net income and net income per share for the years ended September 30, 1998, 1997 and 1996 had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant date for grants under those plans:

                                                                         SEPTEMBER 30,
                                                        ------------------------------------------
                                                                1998           1997           1996
--------------------------------------------------------------------------------------------------
Net Income                              As reported          $88,347        $73,130        $16,438
                                        Pro forma            $58,480        $62,497        $10,616
Net Income Per Diluted Common Share     As reported          $  0.84        $  0.71        $  0.17
                                        Pro forma            $  0.55        $  0.61        $  0.11
--------------------------------------------------------------------------------------------------

     The pro forma disclosures shown above reflect options granted after fiscal 1995 and are not likely to be representative of the effects on net income and net income per common share in future years.

     The fair value of the Company's stock plans used to compute pro forma net income and diluted earnings per share disclosures is the estimated fair value at grant date using the Black-Scholes option pricing model. The following weighted-average assumptions were for stock options granted or modified:

                                   1998              1997             1996
--------------------------------------------------------------------------
Expected life (in years)     2.4 - 6.4         2.4 - 6.4         2.4 - 6.4
Expected volatility           .40               .40               .38
Risk free interest rate      4.22% - 4.39%     6.00% - 6.09%     6.00%
Expected dividend yield      0.00%             0.00%             0.00%

     The weighted average fair values of the Company's stock options granted in fiscal 1998, 1997 and 1996 are $12.00, $12.32 and $5.56, respectively.

14--EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS

The Company has a savings and investment plan covering substantially all domestic employees. The Company contributes amounts to this plan based upon the level of the employee contributions. In addition, the Company also contributes fixed and discretionary amounts based on employee participation and attainment of operating margins specified by the Board. Amounts expensed in connection with the plan totaled $5.4, $4.6, and $3.2 million for the years ended September 30, 1998, 1997 and 1996, respectively.

15--GEOGRAPHIC DATA

The Company's consolidated revenues are generated primarily through direct sales to clients by domestic and international sales forces, a network of independent international distributors, and to a lesser extent by international joint venture partners. The Company defines "Europe Revenues" as revenues attributable to clients located in England and the European region and "Other International Revenues" as revenues attributable to all other areas located outside of the United States.

     European identifiable tangible assets consist primarily of the assets of the European subsidiaries and include the accounts receivable balances carried directly by the subsidiaries located in England, France and Germany. All other European customer receivables are maintained by, and therefore are included as identifiable assets of, the U.S. operations.

                              GARTNER GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   Summarized information by geographic location is as follows (in thousands):

                                      FISCAL YEAR ENDED SEPTEMBER 30,
                                  ---------------------------------------
                                         1998          1997          1996
-------------------------------------------------------------------------
United States:
 Revenues                            $402,957      $333,038      $253,451
 Operating Income                    $ 74,191      $ 62,884      $ 26,359
 Identifiable tangible assets        $551,030      $407,262      $282,201

Europe:
 Revenues                            $183,803      $121,971      $ 98,789
 Operating Income                    $ 52,879      $ 36,800      $ 15,968
 Identifiable tangible assets        $ 93,409      $ 73,974      $ 50,564

Other International:
 Revenues                            $ 55,197      $ 56,230      $ 42,432
 Operating Income                    $ 16,467      $ 16,929      $  7,113
 Identifiable tangible assets        $ 31,888      $ 27,654      $ 18,199

     Excluding acquisition-related and nonrecurring charges, operating income in the United States was $81.5 million for fiscal 1998 and $61.3 million for fiscal 1996.

16--SELECTED CONSOLIDATED BALANCE SHEET AND STATEMENTS OF OPERATIONS DATA

A summary of Selected Consolidated Balance Sheets and Statements of Operations Data is set forth below (in thousands):

                                                   BALANCE SHEETS DATA             STATEMENTS OF OPERATIONS DATA
                                               ----------------------------   ---------------------------------------
                                                                                                             TOTAL
                                                GROSS FEES       DEFERRED         AML          OTHER      FISCAL YEAR
                                                RECEIVABLE       REVENUES       REVENUE      REVENUES      REVENUES
---------------------------------------------------------------------------------------------------------------------
Balance as of September 30, 1995 ...........     $ 115,849      $ 164,449      $237,168      $ 57,978      $295,146
Billings ...................................       420,037        340,474        22,071        67,432
Acquisition balances .......................         3,976          1,663            --            --
Cash collections ...........................      (391,640)            --            --            --
AML revenue amortization ...................            --       (296,690)      296,690            --
Other service revenue amortization .........            --         (8,479)           --         8,479
                                                 ---------      ---------      --------      --------
Balance as of September 30, 1996 ...........       148,222        201,417       318,761        75,911       394,672
                                                                               ========      ========      ========
Billings ...................................       574,588        452,271        18,160        80,723
Acquisition balances .......................         4,297         15,998            --            --
Cash collections ...........................      (516,007)            --            --            --
AML revenue amortization ...................            --       (399,373)      399,373            --
Other service revenue amortization .........            --        (12,983)           --        12,983
                                                 ---------      ---------      --------      --------
Balance as of September 30, 1997 ...........       211,100        257,330       417,533        93,706       511,239
                                                                               ========      ========      ========
Billings ...................................       685,082        539,530        24,940       106,821
Acquisition balances .......................         2,365          7,646            --            --
Cash collections ...........................      (647,602)            --            --            --
AML revenue amortization ...................            --       (487,837)      487,837            --
Other service revenue amortization .........            --        (22,359)           --        22,359
Sale of GartnerLearning ....................        (7,577)        (3,199)           --            --
                                                 ---------      ---------      --------      --------
Balance as of September 30, 1998 ...........     $ 243,368      $ 291,111      $512,777      $129,180      $641,957
                                                 =========      =========      ========      ========      ========

     For a description of the Company's revenue recognition policies, see Note 1--Significant Accounting Policies. AML revenues shown above of $512.8, $417.5, and $318.7 million for fiscal 1998, 1997 and 1996, respectively, are recognized as services and products are delivered, and the Company's obligation to the client is completed over the contract period. Included in AML revenue are catch-up adjustments also shown above for the fiscal years 1998, 1997, and 1996 of $24.9,

                              GARTNER GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

$18.2, and $22.1 million, respectively, to account for certain renewals. Catch-up adjustments occur when there is a lag between the month that a contract expires and the month that it is renewed. The Company continues to provide services for a certain period of time after expiration, based on the Company's historical experience that most clients who do not renew prior to expiration do so on a retroactive basis. The Company recognizes no revenues, however, during this period. When a client renews the service on a retroactive basis, the Company records the previously unrecognized revenue as a catch-up adjustment.

17--QUARTERLY FINANCIAL DATA (UNAUDITED)
(In thousands except per share data)

Fiscal Year 1998                                   1st             2nd             3rd             4th
------------------------------------------------------------------------------------------------------
Revenues                                      $162,667        $149,565        $160,992        $168,733
Operating Income                              $ 41,145        $ 31,083        $ 35,462        $ 35,847
Net Income                                    $ 25,644        $ 20,099        $ 22,982        $ 19,622
Diluted earnings per common share(1)          $   0.25        $   0.19        $   0.22            0.19

Fiscal Year 1997                                   1st             2nd             3rd             4th
------------------------------------------------------------------------------------------------------
Revenues                                      $125,367        $119,125        $126,349        $140,398
Operating Income                              $ 31,519        $ 29,620        $ 28,842        $ 26,632
Net Income                                    $ 19,042        $ 18,200        $ 18,455        $ 17,433
Diluted earnings per common share(1)          $   0.19        $   0.18        $   0.18        $   0.17

(1) The aggregate of the four quarters' diluted earnings per common share does not total the reported full fiscal year amount due to rounding.

18--SUBSEQUENT EVENT

On November 12, 1998, the Company's Board of Directors approved an agreement in principle with IMS Health Inc. ("IMS Health") which owns 47.6 million or 47% of the Company's Class A Common Stock to undertake a recapitalization of the Company and facilitate a tax-free spin-off by IMS Health of its equity position in Gartner Group Inc. to its shareholders. As part of the recapitalization, IMS Health will exchange 40.7 million shares of Class A Common Stock for an equal number of shares of new Class B Common Stock of the Company prior to the spin-off. This new class of common stock will be entitled to elect at least 80% of the Company's Board of Directors, but will otherwise be substantially identical to existing Class A Common Stock. The Class B Common Stock will be distributed to IMS Health shareholders in a tax-free distribution. IMS Health will continue to hold 6.9 million shares of Class A Common Stock after the spin-off. It is the intention of IMS Health to sell these shares within one year of the spin-off, subject to certain conditions. In addition, the Company agreed that it would pay a one-time special cash dividend of $300.0 million to its shareholders of record immediately prior to the IMS Health spin-off. Further, the Company also agreed that it would repurchase $300.0 million of its Class A Common Stock on the open market after the spin-off. The exchange, spin-off and special cash dividend are expected to be completed in the third quarter of fiscal 1999, subject to approval by the IRS of the tax-free status of the spin-off and approval of the recapitalization plan by the non-IMS Health shareholders of the Company. The share repurchase program will commence after the spin-off and is expected to be completed within one year.